AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, VIA EDGAR,
                               ON OCTOBER 3, 1997
                                                      REGISTRATION NO. 333-36821
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                Amendment No. 2
                                       to
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                             AMERILINK CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                 Ohio                                       31-1409345
   (State or Other Jurisdiction of                       (I.R.S. Employer
    Incorporation or Organization)                    Identification Number)

                                                             LARRY R. LINHART
                                                  President and Chief Executive Officer
    1900 East Dublin-Granville Road                  1900 East Dublin-Granville Road
          Columbus, Ohio 43229                             Columbus, Ohio 43229
             (614) 895-1313                                   (614) 895-1313
(Address of principal executive offices)         (Name and address of agent for service)

                               ------------------
                                    Copy to:


      FRED A. SUMMER, ESQ.                      RICHARD A. SILFEN, ESQ.
Squire, Sanders & Dempsey L.L.P.        Wolf, Block, Schorr and Solis-Cohen LLP
      41 South High Street                   Twelfth Floor Packard Building
      Columbus, Ohio 43215                       111 South 15th Street
         (614) 365-2700                     Philadelphia, Pennsylvania 19102
                                                    (215) 977-2000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


================================================================================

     The purpose of this Amendment No. 1 is to file the Signatures Page (containing a Power of Attorney) to the Registration Statement previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-2 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on October 3, 1997.


                                          AMERILINK CORPORATION

                                          By: /s/ Larry R. Linhart
                                              --------------------------------
                                              Larry R. Linhart
                                              Chairman of the Board, President
                                              and Chief Executive Officer



     Pursuant to the requirements of the Securities Act, this Amemdment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated and on October 3, 1997.

          SIGNATURE                                TITLE
          ---------                                -----


/s/ Larry R. Linhart                Chairman of the Board of Directors,
------------------------------      President and Chief Executive
Larry R. Linhart                    Officer (principal executive
                                    officer)

*                                   Treasurer and Vice President --
------------------------------      Finance (principal financial and
James W. Brittan                    accounting officer)

*                                   Director
------------------------------
Robert L. Powelson

*                                   Director
------------------------------
E. Len Gibson


                                    Director
------------------------------
William H. Largent


*                                   Director
------------------------------
George Manser

*                                   Director
------------------------------
Richard W. Rubenstein

*By: /s/ Larry R. Linhart
     -------------------------
     Larry R. Linhart
     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 29, 1997.

                                          AMERILINK CORPORATION

                                          By: /s/ Larry R. Linhart
                                              ---------------------------------
                                              Larry R. Linhart
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of AMERILINK CORPORATION, hereby severally constitute and appoint Larry R. Linhart our lawful attorney-in-fact and agent, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on September 29, 1997.

          SIGNATURE                                TITLE
          ---------                                -----

/s/ Larry R. Linhart                Chairman of the Board of Directors,
------------------------------      President and Chief Executive
Larry R. Linhart                    Officer (principal executive
                                    officer)

/s/ James W. Brittan                Treasurer and Vice President --
------------------------------      Finance (principal financial and
James W. Brittan                    accounting officer)

/s/ Robert L. Powelson              Director
------------------------------
Robert L. Powelson

/s/ E. Len Gibson                   Director
------------------------------
E. Len Gibson

                                    Director
------------------------------
William H. Largent

/s/ George Manser                   Director
------------------------------
George Manser

/s/ Richard W. Rubenstein           Director
------------------------------
Richard W. Rubenstein